Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2015 Fourth Quarter and Full Year Results

MONROVIA, Calif., June 30, 2015 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its fourth quarter ended April 30, 2015.

“Fourth quarter revenue of $86 million increased by 18 percent and gross profit increased by 50 percent year-over-year.  During the quarter, we strengthened our market positions, moved key programs forward to generate value, and focused on innovation,” said Tim Conver, AeroVironment chairman and chief executive officer. “Throughout fiscal year 2015, our strategic investments helped expand our growth portfolio and position AeroVironment for new market opportunities.  In our core business, our team delivered revenue in-line with our expectations and exceeded targeted profitability.

“We continue to deliver certainty and reliability to our customers and remain the leader in electric vehicle testing and charging systems and small unmanned aircraft systems, where we operate with the largest installed base in the global defense industry.  We are entering fiscal year 2016 with strong momentum and look forward to driving the business forward and enhancing stockholder value.”

FISCAL 2015 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2015 was $86.5 million, up 18% from fourth quarter fiscal 2014 revenue of $73.5 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $18.7 million offset by a decrease in sales in our Efficient Energy Systems (EES) segment of $5.7 million.

Gross margin for the fourth quarter of fiscal 2015 was $45.4 million, up 50% from fourth quarter fiscal 2014 gross margin of $30.1 million. The increase in gross margin was due to an increase in product margin of $9.7 million and service margin of $5.5 million. As a percentage of revenue, gross margin increased to 52% from 41%.

Income from operations for the fourth quarter of fiscal 2015 was $7.5 million compared to income from operations for the fourth quarter of fiscal 2014 of $6.9 million. The increase in income from operations was a result of an increase in gross margin of $15.2 million and a decrease in selling, general & administrative (SG&A) expense of $1.3 million, offset by an increase in research and development (R&D) of $16.0 million.

Other expense, net, for the fourth quarter of fiscal 2015 was $0.5 million compared to other income, net, for the fourth quarter of fiscal 2014 of $2.9 million.  The decrease was primarily due to the fourth quarter of fiscal 2014 including a $2.8 million increase in fair value of the embedded conversion feature of our convertible bond investment.   During the fourth quarter of fiscal 2015, we did not have any convertible bond investments.

Net income for the fourth quarter of fiscal 2015 was $7.1 million compared to net income for the fourth quarter of fiscal 2014 of $8.1 million.

Earnings per diluted share for the fourth quarter of fiscal 2015 were $0.31 compared to earnings per diluted share for the fourth quarter of fiscal 2014 of $0.35.  Earnings per diluted share for the fourth quarter of fiscal 2015 included a loss of $0.01 per share due to losses on our equity investment. Earnings per diluted share for the fourth quarter of fiscal 2014 included an increase of $0.08 per share due to the increase in fair value of the conversion option of our convertible bond investment.

FISCAL 2015 FULL-YEAR RESULTS

Revenue for fiscal 2015 was $259.4 million, up 3% from fiscal 2014 revenue of $251.7 million. The increase in revenue resulted from increased sales in our UAS segment of $12.1 million offset by a decrease in sales in our EES segment of $4.4 million.

Gross margin for fiscal 2015 was $104.3 million, up 11% from fiscal 2014 gross margin of $93.6 million. The increase in gross margin was due to an increase in product margin of $10.3 million and service margin of $0.3 million. As a percentage of revenue, gross margin increased to 40% from 37%.

Income from operations for fiscal 2015 was $2.0 million compared to income from operations for fiscal 2014 of $12.4 million. The decrease in income from operations was a result of an increase in R&D of $21.0 million and SG&A of $0.1 million, offset by an increase in gross margin of $10.7 million.

Other expense, net, for fiscal 2015 was $0.1 million compared to other income, net, for fiscal 2014 of $2.5 million. Fiscal 2014 included a $1.8 million increase in fair value of the embedded conversion feature of our convertible bond investment.

Net income for fiscal 2015 was $2.9 million compared to net income for fiscal 2014 of $13.7 million.

Earnings per diluted share for fiscal 2015 were $0.13 compared to earnings per diluted share for fiscal 2014 of $0.60.  Earnings per diluted share for fiscal 2014 included an increase of $0.04 per diluted share, due to the increase in fair value of the conversion option of our convertible bond investment.  Earnings per diluted share for fiscal 2015 were not impacted by our convertible bond and related equity investment.

BACKLOG

As of April 30, 2015, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $64.7 million compared to $65.9 million as of April 30, 2014.

FISCAL 2016 — OUTLOOK FOR THE FULL YEAR

For fiscal 2016, the company expects to generate revenue of between $260 million and $280 million, and a gross profit margin of between 36 percent and 37.5 percent. Planned increases in strategic R&D and SG&A investments for Commercial UAS in fiscal 2016 may largely offset operating profit in the current fiscal year.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 30, 2015, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Teresa Covington, interim chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, June 30, 2015, at approximately 4:30 p.m. Pacific Time through Tuesday, July 7, 2015, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 51447512. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions. The company’s electric-powered, hand-launched UASs generate and process data to deliver powerful insight, on-demand, to people engaged in military, public safety and commercial activities around the world. AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial EV charging systems for commercial fleets. More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2015	2014	2015	2014
	(Unaudited)
Revenue:
Product sales	$63,034	$59,244	$205,027	$194,996
Contract services	23,437	14,254	54,371	56,707
	86,471	73,498	259,398	251,703
Cost of sales:
Product sales	27,357	33,246	118,834	119,137
Contract services	13,764	10,114	36,296	38,953
	41,121	43,360	155,130	158,090
Gross margin:
Product gross margin	35,677	25,998	86,193	75,859
Contract gross margin	9,673	4,140	18,074	17,754
	45,350	30,138	104,268	93,613
Selling, general and administrative	15,622	16,968	55,763	55,679
Research and development	22,259	6,223	46,491	25,515
Income from operations	7,469	6,947	2,014	12,419
Other income (expense):
Interest income	253	258	882	855
Other (expense) income	(727)	2,648	(1,003)	1,622
Income before income taxes	6,995	9,853	1,893	14,896
(Benefit) provision for income taxes	(85)	1,796	(1,002)	1,178
Net income	$7,080	$8,057	$2,895	$13,718
Earnings per share data:
Basic	$0.31	$0.36	$0.13	$0.61
Diluted	$0.31	$0.35	$0.13	$0.60
Weighted average shares outstanding:
Basic	22,905,235	22,571,067	22,868,733	22,354,444
Diluted	23,148,256	22,986,167	23,145,997	22,719,218

AeroVironment, Inc.

Reconciliation of Earnings per Share (Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2015	2014	2015	2014
Earnings per diluted share as adjusted	$0.32	$0.27	$0.13	$0.56
(Decrease) increase of convertible bond and related equity investment	(0.01)	0.08	—	0.04
Earnings per diluted share as reported	$0.31	$0.35	$0.13	$0.60

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	April 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$143,410	$126,969
Short-term investments	85,381	70,639
Accounts receivable, net of allowance for doubtful accounts of $606 at April 30, 2015 and $791 at April 30, 2014	33,607	31,739
Unbilled receivables and retentions	17,356	10,929
Inventories, net	39,414	50,699
Income tax receivable	—	6,584
Deferred income taxes	5,265	5,038
Prepaid expenses and other current assets	4,599	4,260
Total current assets	329,032	306,857
Long-term investments	46,769	50,505
Property and equipment, net	13,499	19,997
Deferred income taxes	7,426	6,721
Other assets	741	874
Total assets	$397,467	$384,954
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,243	$13,906
Wages and related accruals	13,395	14,083
Income taxes payable	692	—
Customer advances	4,235	2,984
Other current liabilities	9,170	6,762
Total current liabilities	46,735	37,735
Deferred rent	1,381	1,239
Liability for uncertain tax positions	439	3,513
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,314,640 shares at April 30, 2015 and 23,176,576 at April 30, 2014	2	2
Additional paid-in capital	148,293	143,648
Accumulated other comprehensive loss	(1,358)	(263)
Retained earnings	201,975	199,080
Total stockholders’ equity	348,912	342,467
Total liabilities and stockholders’ equity	$397,467	$384,954

AEROVIRONMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended April 30,
	2015	2014	2013
		(Restated)(1)	(Restated)(1)
Operating activities
Net income	$2,895	$13,718	$10,426
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,366	9,155	10,937
Loss from equity method investments	240	30	—
Impairment of long-lived assets	438	3,317	—
Provision for doubtful accounts	(106)	(6)	462
Losses on foreign currency transactions	580	21	—
Loss (gain) on sale of equity securities	209	(4)	—
Deferred income taxes	(3,382)	(3,110)	3,851
Change in fair value of conversion feature of convertible bonds	(73)	(1,773)	(6,173)
Stock-based compensation	3,768	3,622	3,470
Tax benefit from exercise of stock options	52	2,305	1,606
Excess tax benefit from stock-based compensation	(162)	(648)	—
Loss on disposition of property and equipment	3,661	—	18
Amortization of held-to-maturity investments	4,532	5,037	5,237
Changes in operating assets and liabilities:
Accounts receivable	(1,762)	(11,963)	36,185
Unbilled receivables and retentions	(6,427)	375	15,730
Inventories	11,285	11,862	(19,022)
Income tax receivable	6,584	5,193	(11,777)
Prepaid expenses and other assets	(339)	157	(317)
Accounts payable	5,337	(2,238)	(4,069)
Other liabilities	3,717	(1,045)	(17,320)

Net cash provided by operating activities	39,413	34,005	29,244
Investing activities
Acquisition of property and equipment	(5,279)	(7,143)	(11,834)
Equity method investment	(395)	(105)	—
Redemptions of held-to-maturity investments	69,387	75,022	84,071
Purchases of held-to-maturity investments	(97,464)	(56,946)	(87,294)
Acquisition of intangible assets	(150)	(750)	(850)
Purchases of available-for-sale investments	—	—	(3,037)
Sales of available-for-sale investments	10,081	360	600

Net cash (used in) provided by investing activities	(23,820)	10,438	(18,344)
Financing activities
Excess tax benefit from stock-based compensation	162	648	—
Tax withholding payment related to net settlement of equity awards	(36)	(163)	(77)
Exercise of stock options	722	6,709	289

Net cash provided by financing activities	848	7,194	212

Net increase in cash and cash equivalents	16,441	51,637	11,112
Cash and cash equivalents at beginning of year	126,969	75,332	64,220

Cash and cash equivalents at end of year	$143,410	$126,969	$75,332

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$700	$2,556	$15,262
Non-cash activities
Unrealized change in fair value on long-term investments recorded in accumulated other comprehensive loss, net of deferred taxes	$1,095	$442	$11
Reclassification from share-based liability compensation to equity	$—	$—	$401
Forfeiture of vested stock-based compensation	$23	$—	$—
Accrued acquisition of intangible assets	$250	$—	$—

(1)         We identified a presentation error in our classification of $5.0 million and $5.2 million of amortization/accretion of premiums/discounts related to held-to-maturity investments within the consolidated statement of cash flows for the years ended April 30, 2014 and 2013, respectively. These amounts were previously included in the investing section of the statement of cash flows within the purchases of held-to-maturity investments rather than being properly presented as a reconciling item to net income within the operating section of the statement of cash flows.  For the years ended April 30, 2014 and 2013, we presented the change in held-to-maturity investments as net purchases which was not in accordance with GAAP.  To conform to the appropriate GAAP presentation for the change in held-to-maturity investments, we have corrected the error by adjusting the amortization of held-to-maturity investments between the investing and operating sections of our consolidated statement of cash flows as well as presenting the gross purchases and gross redemptions in the investing section in our prior year financial statements for the years ended April 30, 2014 and 2013.

These presentation errors did not impact our consolidated balance sheets, consolidated statements of income or the overall change in cash and cash equivalents in our consolidated statements of cash flows for these years.  Please see our Annual Report on Form 10-K for the year ended April 30, 2015 for further details.

Reportable Segment Results are as Follows:

(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2015	2014	2015	2014
	(Unaudited)
Revenue:
UAS	$78,693	$60,029	$220,950	$208,810
EES	7,778	13,469	38,448	42,893
Total	86,471	73,498	259,398	251,703
Cost of sales:
UAS	36,384	34,548	128,233	127,992
EES	4,737	8,812	26,897	30,098
Total	41,121	43,360	155,130	158,090
Gross margin:
UAS	42,309	25,481	92,717	80,818
EES	3,041	4,657	11,551	12,795
Total	45,350	30,138	104,268	93,613
Selling, general and administrative	15,622	16,968	55,763	55,679
Research and development	22,259	6,223	46,491	25,515
Income from operations	7,469	6,947	2,014	12,419
Other income (expense):
Interest income	253	258	882	855
Other (expense) income	(727)	2,648	(1,003)	1,622
Income before income taxes	$6,995	$9,853	$1,893	$14,896

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AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com